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                      CONSENT OF INDEPENDENT ACCOUNTANTS





To the Shareholders and Board of Directors of The Glenmede Fund, Inc.



         We consent to the incorporation by reference in Post-Effective Amendment No. 25 to the Registration Statement of The Glenmede Fund, Inc. (the "Fund") on Form N-1A (File Number 33-22884) of our report dated December 5, 1997 on our audit of the financial statements and financial highlights of the Fund for the year ended October 31, 1997, which report is included in the Annual Report to Shareholders for the year ended October 31, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference of our firm under the captions "Financial Highlights" and "Independent Accountants" in the Prospectus and "Financial Statements" in the Statement of Additional Information.




/s/ Coopers & Lybrand L.L.P.
--------------------------------
COOPERS & LYBRAND L.L.P.





Philadelphia, Pennsylvania
December 30, 1997